SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                          Date of Report: July 28, 1997


                          LEE ENTERPRISES, INCORPORATED
             (Exact name of registrant as specified in its charter)


   Delaware             1-6227                    42-0823980
----------------      ------------            -------------------
(State of other       (Commission                (IRS Employer
jurisdiction of       File Number)            Identification No.)
incorporation


  215 N. Main Street, Davenport, IA                    52801-1924
----------------------------------------               ----------
(Address of principal executive offices)                 ZIP Code


                                 (319) 383-2100
              ----------------------------------------------------
              (Registrant's telephone number, including area code)






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Item 5. Other Materially Important Events

     On July 25, 1997 Lee Enterprises, Incorporated entered into a definitive agreement to acquire the Pacific Northwest Publishing Group from ABC, Inc., a wholly-owned subsidiary of The Walt Disney Company ("Seller"). The Pacific Northwest Publishing Group publishes daily and weekly newspapers, shoppers and specialty publications. The shopper and specialty publication group covers eight markets in the states of Washington, Oregon, Nevada and Utah. They are grouped into three geographic regions with total circulation of 980,000 and estimated readership of over 2.2 million. The newspaper group publishes eight Oregon newspapers geographically clustered in the Willamette Valley. The two daily and six weekly newspapers have an aggregate paid circulation of approximately 67,000.

     The transaction, which is subject to requisite regulatory approval discussed below and other customary contingencies for a transaction of this nature, is expected to close before September 30, 1997. The purchase price is approximately $185 million. The acquisition will be affected by registrant's acquisition of all of the outstanding shares of common stock of Southern Utah Media, Inc., a Delaware corporation, Nevada Media Inc., a Delaware corporation, and Oregon News Media Inc., a Delaware corporation, from Seller.

     The transaction is subject to the approval of the Federal Trade Commission and the United States Department of Justice pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                                   Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEE ENTERPRISES, INCORPORATED
         Registrant


          /s/ G. Chris Wahlig
By:      -------------------------
         G. Chris Wahlig
         Chief Accounting Officer

Dated:  July 28, 1997